Exhibit 99.3
XYLEM INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

On November 1, 2016 (the “Acquisition Date”), all of the direct and indirect subsidiaries of Sensus Worldwide (other than Sensus Industries) (“Sensus”),) were acquired by Xylem Inc. (the “Company” or "Xylem") and became wholly-owned subsidiaries of Xylem through the acquisition of 100% of Sensus’ outstanding equity interests by Xylem. The aggregate consideration paid in the acquisition was approximately $1.7 billion, net of cash acquired, subject to certain adjustments as provided in the Purchase Agreement. The consideration was funded with a combination of cash on hand, proceeds from issuances under the Company’s existing commercial paper program, borrowings under a new euro-denominated term loan and the issuance of $500 million aggregate principal amount of 3.250% Senior Notes due 2026 and $400 million aggregate principal amount of 4.375% Senior Notes due 2046.

The attached unaudited proforma condensed combined balance sheet assumes that the acquisition was completed on September 30, 2016. The unaudited proforma condensed combined income statements for the fiscal year ended December 31, 2015 and for the nine months ended September 30, 2016 assume the acquisition was completed on January 1, 2015 and reflect the most recent full year 2015 Xylem operating results and full year fiscal 2016 Sensus operating results, derived from the audited financial statements, and the nine months ended September 30, 2016 financial statements, respectively. These operating results for different annual fiscal year periods are being appropriately combined for proforma purposes since the fiscal year-end periods are withing 93 days of each other, in accordance with Securities and Exchange Commission (“SEC”) guidance.

The unaudited proforma condensed combined financial statements were prepared in accordance with the rules and regulations of the SEC and should not be considered indicative of the financial position or results of operations that would have occurred if the acquisition had been completed on the dates indicated, nor are they indicative of the future financial position or results of operations of Xylem and Sensus following completion of the acquisition. In accordance with the rules and regulations of the SEC, the proforma condensed combined statements of income do not reflect the potential realization of cost savings, or restructuring, or other costs relating to the integration of Sensus, nor do they include any other items not expected to have a continuing impact on the combined results of the two companies. The historical consolidated financial information of Xylem and Sensus has been adjusted in the unaudited proforma condensed combined financial statements to give effect to proforma events that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the statement of income, expected to have a continuing impact on the combined results.

The unaudited proforma condensed combined financial information should be read in conjunction with the accompanying notes thereto. In addition, the unaudited proforma condensed combined financial information was based on, and should be read in conjunction with, the:

• Separate historical financial statements of Xylem as of and for the year ended December 31, 2015 and the related notes included in Xylem’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015; and the historical financial statements for the quarter ended September 30, 2016, including related notes, as filed on Xylem’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

• Separate historical financial statements of Sensus as of and for the fiscal year ended March 31, 2016 and the related notes; and the historical financial statements for the six months ended September 30, 2016, including related notes, which are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to this Form 8-K/A.

The unaudited proforma condensed combined financial information has been prepared using the proforma effects of the acquisition method of accounting under Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations” which requires, among other things, that assets acquired and liabilities assumed are recognized at their fair values, with limited exceptions. Transaction costs are not included as a component of the consideration transferred and are expensed as incurred. The excess of the consideration transferred over the estimated amounts of identifiable assets and liabilities of Sensus have been allocated to goodwill on a proforma basis as of September 30, 2016. The process for estimating fair values in many cases requires the use of significant estimates and assumptions, including the estimation of future cash flows, the development of appropriate discount rates and the estimation of costs. The Company has developed its fair value estimates from a market participant perspective which could materially differ from entity specific assumptions. The Company’s judgments used in determining these estimates may materially impact the Company’s financial position or results from operations.

Additionally, given the use of the historical financial statements of Sensus for the fiscal year ended March 31, 2016 and for the twelve month proforma income statements shown herein, the three months ended March 31, 2016 is included in both the proforma income statement for the year ended December 31, 2015 as well as the proforma income statement for the nine months ended September 30, 2016. Any significant, unusual activity reflected in this period has been noted in the footnotes to the proforma financial statements.

The finalization of the Company’s purchase accounting assessment may result in changes in the valuation of assets and liabilities acquired which could be material. The Company will finalize the purchase price allocation as soon as practicable within the measurement period in accordance with ASC Topic 805-10, “Business Combinations - Overall” (“ASC 805-10”), but in no event later than one year following the Acquisition Date.

Xylem Inc.
Unaudited ProForma Condensed Combined Income Statements
For the Year Ended

	December 31, 2015 Xylem Inc.	March 31, 2016 Sensus	ProForma Adjustments		ProForma Combined
(in millions, except per share amounts)
Revenue	$3,653	$861	$(7)	6a	$4,507
Cost of revenue	2,249	500	(14)	6b	2,735
Gross profit	1,404	361	7		1,772
Selling, general and administrative expenses	854	160	33	6c	1,047
Research and development expenses	95	59	—		154
Restructuring charges	6	6	—		12
Operating income	449	136	(26)		559
Interest expense	55	37	(3)	6d	89
Other non-operating income (expense), net	—	1	—		1
Gain from sale of business	9	—	—		9
Income before taxes	403	98	(23)		478
Income tax expense (benefit)	63	(34)	(8)	6e	21
Net income	340	132	(15)		457

Earnings per share:
Basic	$1.88				$2.53
Diluted	$1.87				$2.51
Weighted average number of shares:
Basic	180.9				180.9
Diluted	181.7				181.7
Dividends declared per share	$0.5632				$0.5632

See the accompanying notes to the unaudited proforma condensed combined financial statements which are an integral part of these financial statements.

Xylem Inc.
Unaudited ProForma Condensed Combined Income Statements
For the Nine Months Ended September 30, 2016

	Xylem Inc.	Sensus	ProForma Adjustments		ProForma Combined
(in millions, except per share data)
Revenue	$2,676	$691	$(2)	6a	$3,365
Cost of revenue	1,621	397	(12)	6b	2,006
Gross profit	1,055	294	10		1,359
Selling, general and administrative expenses	665	118	15	6c	798
Research and development expenses	75	48	—		123
Restructuring charges	18	3	—		21
Operating income	297	125	(5)		417
Interest expense	50	36	(14)	6d	72
Other non-operating income (expense), net	3	—	—		3
Income before taxes	250	89	9		348
Income tax expense (benefit)	40	(37)	1	6e	4
Net income	$210	$126	$8		$344
Earnings per share:
Basic	$1.17				$1.92
Diluted	$1.17				$1.92
Weighted average number of shares:
Basic	179.0				179.0
Diluted	179.8				179.8
Dividends declared per share	$0.4647				$0.4647

See the accompanying notes to the unaudited proforma condensed combined financial statements which are an integral part of these financial statements.

Xylem Inc.
Unaudited ProForma Condensed Combined Balance Sheets
As of September 30, 2016
	Xylem Inc.	Sensus	ProForma Adjustments		ProForma Combined
(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$659	$54	$(449)	4	$264
Receivables	792	106	(1)	6f	897
Inventories	488	63	20	6g	571
Prepaid and other current assets	153	26	—		179
Total current assets	2,092	249	(430)		1,911
Property, plant and equipment, net	440	107	75	6h	622
Goodwill	1,621	470	581	6i	2,672
Other intangible assets, net	444	185	591	6j	1,220
Other non-current assets	181	48	(32)	6k	197
Total assets	$4,778	$1,059	$785		$6,622
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$341	$72	$—		$413
Accrued and other current liabilities	438	94	(3)	6l	529
Short-term borrowings and current maturities of long-term debt	62	12	411	4	485
Total current liabilities	841	178	408		1,427
Long-term debt, net	1,148	591	297	4	2,036
Accrued postretirement benefits	335	84			419
Deferred income tax liabilities	114	32	180	6m	326
Other non-current liabilities	113	59	(2)	6n	170
Total liabilities	2,551	944	883		4,378
Commitments and contingencies
Stockholders’ equity:
Common Stock:
Authorized	2	—	—		2
Capital in excess of par value	1,871	252	(252)	6o	1,871
Non-controlling interest	—	7	10	6p	17
Retained earnings	1,011	(115)	115	6o	1,011
Treasury stock	(402)	—			(402)
Accumulated other comprehensive loss	(255)	(29)	29	6o	(255)
Total stockholders’ equity	2,227	115	(98)		2,244
Total liabilities and stockholders’ equity	$4,778	$1,059	$785		$6,622

See the accompanying notes to the unaudited proforma condensed combined financial statements which are an integral part of these financial statements.

1. Description of Transaction:
On November 1, 2016, Xylem Inc. (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) with the Securities and Exchange Commission (the “SEC”) reporting that on October 31, 2016, Xylem Inc. completed the acquisition of all of the direct and indirect subsidiaries of Sensus Worldwide (other than Sensus Industries) (“Sensus”), pursuant to the terms of the Share Purchase Agreement dated as of August 15, 2016, and the first Amendment to the Share Purchase Agreement, dated as of October 31, 2016 (together, the “Purchase Agreement”). The aggregate consideration paid in the acquisition was approximately $1.7 billion, net of cash acquired, subject to certain adjustments as provided in the Purchase Agreement. The consideration was funded with a combination of cash on hand, proceeds from issuances under the Company’s existing commercial paper program, borrowings under a new euro-denominated term loan and the issuance of $500 million aggregate principal amount of 3.250% Senior Notes due 2026 and $400 million aggregate principal amount of 4.375% Senior Notes due 2046.

2. Basis of Presentation:
The acquisition will be accounted for under the acquisition method of accounting in accordance with ASC 805-10. The Company is accounting for the acquisition by using the historical information and accounting policies of Xylem Inc. and adding the assets and liabilities of Sensus, as applied on a proforma basis as of September 30, 2016, at their respective fair values. Further, and in accordance with ASC 805, the accounting policies of Sensus have been conformed to those of Xylem in determining the results of operations and the amounts of assets and liabilities to be fair valued. The assets and liabilities of Sensus have been measured at fair value based on various assumptions that the Company’s management believes are reasonable utilizing information as of the Acquisition Date.

The process for measuring the fair value of identifiable intangible assets, liabilities and certain tangible assets requires the use of significant assumptions, including estimates of future cash flows and appropriate discount rates. The excess of the purchase price (consideration transferred) over the amount of identifiable assets and liabilities of Sensus acquired, on a proforma basis as of September 30, 2016 was allocated to goodwill in accordance with ASC 805-10.
For purposes of measuring the fair value of the Sensus assets acquired and liabilities assumed, as reflected in the unaudited proforma condensed combined financial statements, the Company used the guidance in ASC Topic 820, “Fair Value Measurement and Disclosure”, which establishes a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants.

The unaudited proforma condensed combined statement of operations for the nine months ended September 30, 2016 includes financial information for Sensus for the last fiscal quarter of fiscal year-ended March 31, 2016. Financial information for this quarter is also included in the unaudited proforma condensed combined statement of operations for the year-ended December 31, 2015. These operating results for different annual fiscal year periods are being appropriately combined for proforma purposes since the fiscal year-end periods are within 93 days of each other, in accordance with SEC guidance.

3. Accounting Policies:
The unaudited proforma condensed combined financial statements reflect adjustments to conform Sensus’ results to Xylem’s application of generally accepted accounting policies.

These differences resulted in the following income statement and balance sheet line item reclassifications:

INCOME STATEMENTS
	Nine months ended		Revised Nine months ended	Twelve months ended		Revised Twelve months ended
	September 30, 2016	Reclass	September 30, 2016	December 31, 2015	Reclass	December 31, 2015

Cost of revenue	$358	$39	$397	$453	$47	$500
Research and development expenses	—	48	48	—	59	59
Selling, general and administrative expenses	157	(39)	118	204	(44)	160
Depreciation and amortization	45	(45)	—	56	(56)	—
Management fees	2	(2)	—	5	(5)	—
Interest expense, net	32	4	36	37	—	37
Other non-operating expense	5	(5)	—	1	—	1
Net income attributable to controlling interest	—	—	—	1	(1)	—

BALANCE SHEET
	As of		Revised As of
	September 30, 2016	Reclass	September 30, 2016

Short-term investments	$11	$(11)	$—
Prepaid and other current assets	15	11	26
Deferred income taxes - current	28	(28)	—
Goodwill and intangible assets, net	599	(599)	—
Goodwill	—	470	470
Other intangible assets, net	—	185	185
Deferred costs - long-term	4	(4)	—
Other non-current assets	72	(24)	48
Accrued and other current liabilities	75	19	94
Deferred revenue - current	19	(19)	—
Deferred revenue - long-term	21	(21)	—
Other non-current liabilities	38	21	59

4. Consideration Paid:
As noted in Note (1), Xylem paid approximately $1.7 billion, net of cash acquired. The consideration was funded with a combination of cash on hand, proceeds from issuances under the Company’s existing commercial paper program, borrowings under a new euro-denominated term loan and the issuance of $500 million aggregate principal amount of 3.250% Senior Notes due 2026 and $400 million aggregate principal amount of 4.375% Senior Notes due 2046. The proforma balance sheet has been adjusted to reflect this financing and Sensus' net debt has been removed.

5. Preliminary Allocation of Consideration Transferred to the Net Assets Acquired:
The following summarizes the Sensus assets acquired and the liabilities assumed by Xylem in the acquisition, assuming the acquisition had been completed by September 30, 2016, reconciled to the consideration paid to acquire Sensus (in $ millions):

Cash	$54
Accounts Receivable	105
Inventories	83
Other current assets	26
Property, plant and equipment	182
Other non-current assets	16
Intangible assets	776
Accounts payable	(72)
Accrued expenses and other current liabilities	(91)
Accrued pension	(84)
Long-term deferred tax liabilities	(212)
Other non-current liabilities	(57)
Non-controlling interest	(17)
Goodwill	1,051
Total Consideration Paid	$1,760

6. Adjustments to Unaudited ProForma Condensed Combined Income Statements and Balance Sheet:
Adjustments to the unaudited proforma condensed combined income statements for the nine months ended September 30, 2016 and the year ended December 31, 2015 for Xylem and March 31, 2016 for Sensus were as follows (in $ millions):

a.	Revenue: Adjustments to revenue are comprised of the following:

	Nine months ended	Twelve months ended
	September 30, 2016	December 31, 2015
Decrease in revenue to be recognized from deferred revenue per fair value adjustment	$(2)	$(7)

b.	Cost of revenue: Adjustments to cost of revenue are comprised of the following:

	Nine months ended	Twelve months ended
	September 30, 2016	December 31, 2015
Amortization and depreciation of acquired Sensus' intangible and tangible assets	$18	$24
Elimination of Sensus' historical amortization and depreciation	(29)	(35)
Amortization of warranty fair value adjustment	(1)	(3)

	$(12)	$(14)

Note: Sensus recorded a reduction to warranty expense of $27 million included within cost of revenue in the quarter ended March 31, 2016 as the result of a change in estimated amounts reserved for in prior periods. This expense reduction is reflected in both the nine months ended September 30, 2016 and the twelve months ended December 31, 2015 due to the use of Sensus's annual statement of operations for the fiscal year-ended March 31, 2016 in the twelve months ended December 31, 2015 proforma numbers. Additionally, purchase accounting resulted in fair value increases of $20 million and $18 million to inventory and intangible assets, respectively, that was not reflected in the proforma results. These amounts will be amortized into the income statement within the twelve months subsequent to the acquisition.

c.	Selling, general & administrative expenses: Adjustments to selling, general and administrative expenses (“SG&A”) are comprised of the following:

	Nine months ended	Twelve months ended
	September 30, 2016	December 31, 2015
Amortization and depreciation of acquired Sensus' intangible assets and property, plant and equipment	$43	$57
Elimination of Sensus' historical amortization and depreciation	(14)	(18)
Elimination of Xylem's acquisition transaction and integration fees	(10)	—
Elimination of Sensus' management fees	(4)	(6)
	$15	$33

In connection with the acquisition of Sensus, Xylem anticipates recording additional transaction, integration and restructuring costs of approximately $30 to $35 million within the twelve months subsequent to the acquisition. Additionally, Xylem will be making additional payments of $8 million to employees under a Sensus change in control retention plan within the twelve months following the acquisition. This cost will be recorded to compensation expense over twelve month time period as the payments relate to post-acquisition services. None of these above-noted costs are reflected in the proforma financial information presented.

d.     Interest Expense: Adjustments to interest expense is comprised of the following:

	Nine months ended	Twelve months ended
	September 30, 2016	December 31, 2015
Elimination of Xylem's bridge loan deferred financing cost	$(4)	$—
Elimination of Sensus' debt extinguishment costs	(4)	—
Interest expense related to acquisition financing	26	35
Elimination of Sensus' historical interest expense	(32)	(38)
	$(14)	$(3)

e.     Provision for income taxes: We have reflected the applicable tax provision on the proforma adjustments presented in the unaudited proforma condensed combined income statements based on the estimated respective statutory tax rate in the tax jurisdictions of the adjustments. Also note that Sensus recorded a tax valuation allowance release of $64 million included within income tax expense (benefit) in the quarter ended March 31, 2016. This income tax expense reduction is reflected in both the nine months ended September 30, 2016 and the twelve months ended December 31, 2015 due to the use of Sensus's annual statement of operations for the fiscal year-ended March 31, 2016 in the twelve months ended December 31, 2015 proforma numbers.

Adjustments to the unaudited proforma condensed combined balance sheet as of September 30, 2016, were as follows:

f.    Receivables: We have reflected an adjustment to decrease Sensus’ receivables to fair value.

g.    Inventories: We have reflected an adjustment to increase Sensus’ inventories to fair value.

h.     Property, plant and equipment: We have reflected an adjustment to increase Sensus’ property plant and equipment to fair value.

i.     Goodwill: Existing goodwill of Sensus of $470 million was eliminated. The new goodwill recorded of $1,051 million is calculated as the difference between the Acquisition Date fair value of the consideration paid for Sensus in the acquisition and the values assigned to the identifiable Sensus assets acquired and liabilities assumed as if the acquisition was completed on September 30, 2016. Goodwill is not amortized but rather is subject to impairment testing on at least an annual basis.

j.     Intangibles: Existing net identifiable intangible assets of Sensus of $185 million were removed. Acquired identifiable intangible assets were measured at fair value determined primarily using the “income approach,” which required a forecast of all expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. The estimated fair value of the identifiable intangible assets and their weighted-average useful lives are as follows:

	Fair Value	Useful Lives
Customer and distributor relationships	$561	4 - 18 years
Proprietary technology	20	3 - 5 years
Trademarks/tradenames	99	10 - 25 years
FCC licenses	24	Indefinite
Internally developed network software	50	7 years
Other	22	1 - 12 years
	$776

k.     Other non-current assets: We have reflected an adjustment to decrease Sensus’ deferred costs to fair value by $4 million. Existing Sensus deferred tax assets of $28 million were also removed.

l.     Accrued and other current liabilities: We have reflected an adjustment to decrease Sensus’ accrued and other current liabilities to fair value by $1 million. Existing accruals of $2 million for Sensus' management fees were removed.

m.     Deferred income tax liabilities: We have reflected a net increase to deferred income tax liabilities to reflect the impact of purchase accounting.

n.     Other non-current liabilities: We have reflected an adjustment to decrease Sensus’ other non-current liabilities to fair value.

o.     Equity: Existing equity of Sensus was eliminated.

p.    Non-controlling interest: We have reflected an adjustment to increase Sensus' non-controlling interest to fair value.